Exhibit 10.1

STOCK PURCHASE AND SALE AGREEMENT

dated as of May 23, 2022

by and among

TLSS Acquisition, Inc., a Delaware corporation

and

Joseph Corbisiero, the sole stockholder of Freight Connections, Inc., a New Jersey corporation and

Freight Connections, Inc., a New Jersey corporation

STOCK PURCHASE AND SALE AGREEMENT

This Stock Purchase and Sale Agreement (this “Agreement”), dated as of May 23, 2022 (the “Agreement Date”), is by and among Transportation Acquisition, Inc., a Delaware corporation (“TA” or the “Buyer”), a wholly owned subsidiary of Transportation and Logistics Systems, Inc., a Nevada corporation (“TLSS”), TLSS and Joseph Corbisiero (the “Shareholder,” who is the sole shareholder of Freight Connections, Inc., a New Jersey corporation (the “Company”)) and the Company. Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Certain capitalized terms are defined in Article X.

RECITALS

A.	The sole Shareholder, Joseph Corbisiero, a resident of the State of New Jersey, owns one hundred (100%) percent of all the issued and outstanding shares of capital stock of the Company (the “Shares”). The Company and the Shareholder desire to sell to Buyer, and Buyer desires to purchase from the Shareholder, one hundred percent (100%) of the Shares, on terms and subject to the conditions of this Agreement.

B.	The Buyer and Joseph Corbisiero agree to enter into an employment agreement which shall be between the Company (as a wholly-owned subsidiary of TLSS as a result of the closing of the “Transaction” (as hereafter defined) contemplated hereby) and Mr. Corbisiero.

C.	Upon Closing, the Company is to be wholly-owned by the Buyer and shall continue operating as Freight Connections, Inc., a New Jersey corporation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

SECTION 1.1 PURCHASE AND SALE.

Subject to the terms and conditions of this Agreement, at Closing, the Shareholder shall sell, assign, transfer and convey to the Buyer all of his rights, title and interest in and to the Shares, free and clear of any liens, encumbrances and claims of every kind.

SECTION 1.2. CLOSING.

Subject to the terms and conditions of this Agreement, the consummation of the Transaction (the “Closing”) shall be on or before sixty (60) days after the Agreement Date, provided that all conditions set forth in Sections 5.1 and 5.3 shall have been satisfied or waived by the Party or Parties entitled to the benefits thereof of such conditions, or at such other place, time and date as shall be agreed in writing between the Company and the Buyer. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Notwithstanding the foregoing, the Buyer shall have the one time right to extend the Closing Date for period of thirty (30) days, provided the Buyer provides written evidence to the Shareholder of Buyer’s “Financing Commitment” (as hereinafter defined).

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SECTION 1.3. CONSIDERATION.

(a)	The consideration to be paid by the Buyer to the Shareholder for all of the Shares of the Company shall equal Seven Million (US $7,000,000) Dollars (the “Purchase Price”), calculated based on the following formula: Five (5) times verifiable twelve (12) months trailing earnings before interest, taxes, depreciation and amortization (“EBITDA”), to be adjusted to exclude any Shareholder related or one-time expenses that would not have been incurred had the Company been operated by the Buyer during the applicable period, which adjustments shall be in accordance with Schedule 1.3(a) (for example, rents payable to Shareholder, or an affiliate of Shareholder, in excess of fair market value, may increase earnings), provided, however, in the event verifiable adjusted EBITDA for the full twelve (12) calendar month period ending prior to the month of the Closing Date (the “Final EBITDA”), is more or less than $1,400,000, then the Purchase Price shall be adjusted according to the formula above (and in the event of such purchase price adjustment based on the Final EBITDA, the composition of the form of payment of the Purchase Price (in cash, the “Note” (as hereinafter defined), as applicable, and the “TLSS Shares” (as hereinafter defined)) shall be adjusted on a prorata basis in accordance with the composition of the amounts contemplated below), and which Purchase Price shall also be subject to adjustment pursuant to Section 1.4 hereof (and any purchase price adjustments required to be made pursuant to Section 1.4 hereof shall be payable in accordance with Section 1.4(e)), and which shall be payable at the Closing as follows:

(i)	Buyer will deliver to Shareholder Four Million (US $4,000,000) Dollars by wire in immediately available funds, less the amounts required to be placed in escrow for unforgiven “PPP Loans” (as hereinafter defined). To the extent there are unforgiven PPP Loans as of the Closing Date, the Buyer shall deposit the amount of the unforgiven PPP Loan balance, pursuant to the US Small Business Administration (“SBA”) Procedural Notice 5000-20057, in an interest-bearing escrow account controlled by the lender servicing said PPP Loans. In the event all or a portion of the PPP Loans for which such amounts being held in escrow, are forgiven, then the amounts being held in escrow shall be disbursed to the Shareholder.

(ii)	Buyer will deliver to Shareholder a secured promissory note the principal amount of Five Hundred Thousand (US $500,000) Dollars, which principal amount shall be subject to adjustment based on the determination of the Final EBITDA (the “Note”), and which form shall be agreed to prior to the expiration of the “Due Diligence Period” (as hereinafter defined). The term of the Note shall be forty-eight (48) months (the “Term”) and interest shall accrue thereon at a fixed rate of five (5%) percent per annum. No payments of principal or interest shall be due during the first twelve (12) months of the Term of the Note, with interest accruing during such twelve (12) month period. Notwithstanding the foregoing, the principal amount of the Note shall be reduced dollar for dollar by the amount of any debt of the Company assumed by the Buyer, the terms upon which such debt may be assumed is more particularly set forth in Section 1.3(a)(iii) below. In the event the principal amount of the Note is reduced to an amount below $100,000, the Buyer hereby agrees that in lieu of providing the Note to the Shareholder, such reduced amount shall be added to the cash portion of the Purchase Price as set forth in Section 1.3(a)(i) above.

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After the expiration of the first twelve (12) month period, principal and interest shall be due to the Shareholder on a monthly basis, based on a twenty-five (25) year amortization, with a balloon payment due on the maturity date of the Note. The Note may be prepaid without premium or penalty.

The repayment of the Note shall be secured solely by the assets of the Company, and the Shareholder shall be provided a security interest in such assets of the Company, subordinate to the “Financing” (as hereinafter defined) to be obtained by the Buyer in accordance with Section 1.6 hereof.

Notwithstanding the foregoing, no later than ten (10) days prior to the expiration of the first twelve (12) month period under the Term of the Note, the Shareholder shall have the one-time option to exchange the Note for a replacement promissory note, that shall convertible in nature, and but for the provisions with respect to the terms and mechanism for conversion, shall otherwise be identical to the Note (the “Replacement Convertible Note”). The principal balance of the Replacement Convertible Note, plus all accrued interest thereon, shall be convertible into common stock of TLSS. Provided the option to replace the Note with the Replacement Convertible Note is timely and properly exercised, the Replacement Convertible Note, the terms of such Replacement Convertible Note with respect to the convertible nature of the same shall provide that the conversion price per share of the balance of the Replacement Convertible Note shall be fixed for the balance of its term, in amount equal to the average of the closing price for five (5) consecutive trading days ending on the third “Business Day” (as hereinafter defined) before the Closing Date (by way of example, if the Closing Date is a Friday then the per share value shall be the average of the closing prices of the five days ending on the prior Tuesday);

(iii)	Buyer shall assume certain debt of the Seller, which is contemplated to include all vehicle debt of approximately $439,000 as of the date hereof and which is anticipated to be approximately $409,000 (but only to the extent assumable), which amount of debt shall not exceed $3,000,000 and other than the vehicle debt (provided it does not exceed $3,000,000), Buyer shall have the right not to assume, and to specifically exclude from the transaction contemplated hereby, any debt of the Seller that Buyer so identifies in writing, prior to the expiration of the “Due Diligence Period” (as hereinafter defined). For clarification, any debt assumed by the Buyer shall reduce the principal amount of the Note described in Section 1.3(a)(ii) above; and

(iv)	The balance of the Purchase Price, if any, shall be payable to the Shareholder in the form of TLSS common stock (the “TLSS Shares”). The TLSS Shares shall have a per share value equal to the average of the closing price for five (5) consecutive trading days ending on the third “Business Day” (as hereinafter defined) before the Closing Date (by way of example, if the Closing Date is a Friday then the per share value shall be the average of the closing prices of the five days ending on the prior Tuesday).

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(b)	Any TLSS Shares issued to the Shareholder, whether pursuant to Section 1.3(a)(ii) or (iv) shall be subject to a lock-up/leak-out and support agreement in the form attached hereto (the “Lock-up/Leak-out Agreement”), which shall provide for a one-year lock-up period (the “Lock-up Period”), which Lock-up Period may be changed due to certain events, such as an underwritten public offering, coupled with a reverse stock-split and uplisting to a national securities exchange (“re-IPO”), based upon the managing underwriter’s reasonable discretion. The Shareholder acknowledges that TLSS is a publicly traded company, and that information about TLSS is available at sec.gov, which TLSS represents is true, correct and complete.

Following the Lock-Up Period, the Shareholder may sell the TLSS Shares as follows (the “Leak-Out Period”):

The Shareholder shall be allowed to sell in one (1) week, no more than five percent (5%) of the total shares of TLSS publicly traded on any nationally recognized medium of a stature no less than the Pink OTC Markets, Inc. (the “OTC Pink”) over the previous ten (10) trading days. Notwithstanding, TLSS may allow the Shareholder the right to sell or transfer TLSS common stock in a bona fide private transaction or by gift or for estate planning purposes, subject to receipt of an opinion of legal counsel for TLSS that there is an available exemption from registration for any such transaction under the Securities Act, and subject to any transferee’s execution and delivery of a copy of the Lock-up/Leak-out Agreement; provided, however, in such event, the Shareholder and any transferee in any such conveyance of the TLSS common stock shall be required to aggregate their respective sales of TLSS common stock during the term of the Lock-up/Leak-out Agreement so that the combined sale of shares of TLSS common stock sold by the Shareholder and any transferee does not exceed the number of shares of TLSS common stock that could have been sold by the Shareholder during the Leak-Out Period as if any such transaction had not occurred; provided, further, however, these provisions of “aggregation” shall not apply to any disposition by operation of law, including the dissolution of an “entity” Shareholder and the distribution of TLSS common stock to its shareholders or members, pro rata, according to their respective interests in any such entity. Except as otherwise provided in the Lock-up/Leak-out Agreement (or by operation of law), all TLSS common stock shall be sold by the Shareholder in “broker’s transactions” and in compliance with the “manner of sale” requirements as those terms are defined in Rule 144 of the SEC during the Leak-Out Period. An appropriate legend describing the Lock-up/Leak-out Agreement shall be imprinted on each stock certificate representing the TLSS common stock covered hereby, and the transfer records of TLSS’s transfer agent shall reflect such resale restrictions.

(c)	The Shareholder shall deliver the certificate or certificates representing its ownership of all of Shares in the Company duly endorsed and, or through separate written instrument, assigned to the Buyer.

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SECTION 1.4. PURCHASE PRICE ADJUSTMENT.

(a)	The Parties agree that, at Closing, the sum of the total consolidated current assets of the Company minus the sum the total consolidated current liabilities of the Company (the “Working Capital”) shall be equal to or greater than the average month-end working capital of the Company for months ended June 30, 2021 to June 30, 2022 (the “Target Working Capital”). The determination of Working Capital shall be calculated using the same methodologies, principles and procedures as set forth on Schedule 1.4(a), which shall be prepared and attached hereto no later than ten (10) days prior the Due Diligence Expiration Date. The Buyer and the Shareholder shall mutually agree upon the final Target Working Capital amount at least ten (10) days prior to the “Due Diligence Expiration Date” (as hereinafter defined), and the same shall be a condition of Closing.

(b)	On or before ninety (90) days after the Closing Buyer shall deliver a calculation of the Working Capital at the Closing together with all work papers and other information reasonably required by the Shareholder to evaluate such calculations, and shall provide the Shareholder with reasonable access to Buyer’s financial personnel who were responsible for the preparation of the same in order for the Shareholder to discuss and evaluate such calculations, work papers and information. The Buyer and the Shareholder shall mutually agree upon the final Working Capital amount.

(c)	If the Parties fail to mutually agree upon the final Working Capital amount within thirty (30) days after the delivery of the calculation of the Working Capital that existed as of the Closing, the Parties shall submit the issues remaining in dispute to their respective accountants to resolve. In the event that the accountants cannot resolve, each accountant will submit a list of five (5) independent accountants to resolve this matter. The first names that match on the lists shall be appointed to resolve the issues remaining in dispute (the “Independent Accountants”) for resolution of the dispute, which Independent Accountants shall have not represented or been engaged by either of the Parties prior to the submission of the dispute, and the Parties hereby agree that neither shall be permitted to engage such Independent Accountants for a period of five (5) years after the date of the submission of the dispute. If issues are submitted to the Independent Accountants for resolution, (i) the Independent Accountants shall use the same methodologies, principles and procedures as set forth on Schedule 1.4(a); (ii) each Party shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (iii) the determination by the Independent Accountants, as set forth in a notice to be delivered by the Independent Accountants to the Shareholder and Buyer within thirty (30) days after the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties; and (iv) the fees and expenses of the Independent Accountants will be paid by Shareholder, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Shareholder or Buyer, respectively, bears to the aggregate amount actually contested by the Shareholder and Buyer.

(d)	In the event that the Working Capital, at Closing, is greater than the Target Working Capital (such excess, the “Excess Working Capital Amount”), the Purchase Price shall increase by an amount equal to one hundred percent (100%) of such Excess Working Capital Amount. In the event that the Working Capital, at Closing, is less than the Target Working Capital (such shortfall, the “Shortfall Working Capital Amount”), the Purchase Price shall decrease by an amount equal to one hundred percent (100%) of such Shortfall Working Capital Amount. The payment to be made by either the Buyer or the Shareholder to the other Party is the “Purchase Price Adjustment”. In order to secure the payment to the Buyer in the event of a Shortfall Working Capital Amount, the Shareholder hereby agrees that an amount shall be held-back in escrow at Closing (the “Shortfall Working Capital Account Holdback”), which amount shall be mutually agreed upon ten (10) days prior to the Due Diligence Expiration Date. The closing agent shall act as escrow agent in connection with the Shortfall Working Capital Account Holdback.

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(e)	In the event that there is an Excess Working Capital Amount, the Buyer shall pay to the Shareholder such Excess Working Capital Amount within ten (10) days following final determination and the Shortfall Working Capital Account Holdback shall be released from escrow to the Shareholder. In the event that there is a Shortfall Working Capital Amount, all or a portion of the Shortfall Working Capital Account Holdback shall be released from escrow to Buyer within ten (10) days following final determination and any excess shall be released from escrow to the Shareholder. In the event the Shortfall Working Capital Account Holdback is insufficient to fully compensate the Buyer for the Shortfall Working Capital Amount, the Shareholder shall pay to the Buyer any additional amounts to cover such deficiency.

(f)	The provisions of this Section 1.4 shall survive Closing.

Section 1.5 Due Diligence Period.

The Parties hereto acknowledge that Buyer, as of the Agreement Date, has not yet had an opportunity to fully review, examine, and evaluate all aspects of the Company and its business, as among other things, the schedules to this Agreement have not been completed and attached to this Agreement (the “Schedules”). The Company and the Shareholder hereby agree to provide the completed Schedules to the Buyer no later than ten (10) Business Days after the Agreement Date (the “Schedule Delivery Date”). In connection with the delivery of the completed Schedules, the Company and Shareholder shall certify that the representations and warranties provided in connection with such Schedules are true and correct as of the Schedule Delivery Date. In the event the Company and Shareholder do not deliver the completed and certified Schedules to the Buyer by the Scheduled Delivery Date, then Buyer shall have the right to terminate this Agreement at any time prior to the delivery of the completed and certified Schedules to the Buyer. The Company and Shareholder hereby agree that Buyer and its representatives shall have the right to conduct reasonable due diligence review of the Company as limited below, including, but not limited to have the Company’s assets appraised by a third party and to have the financials of the Company reviewed and audited, and if, on or prior to 6:00 p.m., ET, on the date that is thirty (30) days after the Schedule Delivery Date (the “Due Diligence Expiration Date”). The due diligence review will not include individualized or line-item information, trade secrets, business plans, un-redacted customer contracts, and/or direct access to any supplier(s), vendor(s), employee(s), or customer(s) information (“Due Diligence Limitations”) until after the Due Diligence Expiration Date or the contingency herein has been waived. For clarification, the Seller shall make available redacted customer contracts so that Buyer may verify, among other things, the payment terms, the termination provisions, the term of such contracts and the assignability provisions thereof. In the event that the Buyer wishes access beyond the Due Diligence Limitations prior to the Due Diligence Expiration Date, the waiver of the due diligence contingency herein, or the Buyer’s waiver of right not to cancel the transaction under the loan contingency, then the Company and Buyer will negotiate in good faith an appropriate restrictive covenant agreement containing standard non-disclosure, non-solicitation and non-compete provisions (“Due Diligence RC”).

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If Buyer determines, in its sole and absolute discretion, that the Company and its assets and business is unsatisfactory to Buyer, Buyer shall have the right to give notice to the Shareholder and the Company electing to terminate this Agreement, provided such notice is delivered no later than 6:00 p.m., ET, on the Due Diligence Expiration Date.

In the event Buyer terminates this Agreement pursuant to this Section 1.5, the Buyer agrees to promptly return all original Company’s due diligence materials provided to the Buyer (the “Due Diligence Materials”), and destroy all other Due Diligence Materials in the Buyer’s possession, including all copies thereof, and upon request by the Company provide written confirmation certifying thereto. In the event Buyer does not elect, in writing, to terminate this Agreement pursuant to this Section 1.5 on or before 6:00 p.m., ET, on the Due Diligence Expiration Date, then the condition set forth herein shall be deemed satisfied and the remainder of this Agreement shall remain in full force and effect according to its terms.

Section 1.6 FINANCING CONTINGENCY.

The transactions contemplated by this Agreement shall be contingent upon Buyer obtaining approval of a loan to finance and/or equity raise to secure up to one hundred (100%) percent, of the cash portion of the Purchase Price (the “Financing Amount”) no later than forty-five (45) days after the Agreement Date (the “Loan Approval Period”), for a fixed or adjustable interest rate, which initial interest rate shall not exceed eight (8%) percent per annum and for a term of at least five (5) years (the “Financing”). Buyer agrees to make a loan application for the Financing within ten (10) Business Days after the Agreement Date. If Buyer is unable to obtain a loan approval without reasonable conditions (including an appraisal of the Company’s assets sufficient to support the Loan Amount) for the Financing (the “Loan Approval”) prior to the expiration of the Loan Approval Period, Buyer may provide written notice to Company and Shareholder stating that the Buyer has been unable to obtain the Loan Approval and notify the Company and Shareholder that the Buyer has elected to either (i) waive the Loan Approval, in which event this Agreement will continue as if the Loan Approval had been obtained or (ii) terminate this Agreement. If Buyer fails to timely deliver written notice to the Shareholder and Company prior to the expiration of the Loan Approval Period electing (i) or (ii) in the preceding sentence, then the Loan Approval shall be deemed waived, in which event this Agreement will continue as if the Loan Approval had been obtained. If this Agreement is timely terminated as set forth above, then Buyer, Shareholder and Company shall be released from all further obligations under this Agreement. In the event any portion of the Financing from Buyer’s lender is not available on the Closing Date due to the failure of the Buyer’s lender to fund on an issued loan commitment due to reasons outside of the Buyer’s control, such as the failure of the Buyer’s lender, a disruption to the financial markets, a “Force Majeure Event” (as hereinafter defined) or the revocation of the issued loan commitment through no fault of the Buyer, then no later than five (5) days after Buyer receives written notice of Buyer’s lender’s revocation of an issued loan commitment or inability to fund the loan, Buyer may elect to terminate this Agreement and the Buyer, Company and Shareholder shall be released from all further obligations under this Agreement or Buyer may elect to proceed to Closing.

Until the Loan Approval is obtained, any due diligence material to be provided by the Shareholder and the Company as part of the application process shall be subject to the Due Diligence Limitations set forth in Section 1.5. The Financing may be secured by, among other things, a first position security interest in the assets of the Company. For clarification, no shareholder of Buyer shall be required to provide a personal guaranty as a condition of the Loan Approval.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER AND TLSS

Buyer and/or TLSS, as applicable, hereby represent and warrant that:

SECTION 2.1. DUE ORGANIZATION.

The Buyer is a corporation duly organized, and is validly existing and in good standing under the laws of the States of Delaware and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on Buyer’s business. TLSS is a corporation duly organized, and is validly existing and in good standing under the laws of the States of Nevada and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on TLSS’s business.

SECTION 2.2. AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

The Buyer and TLSS each have the full legal right, power and authority to enter into this Agreement and all other agreements required to be entered into and to consummate the Transaction contemplated hereby (the “Transaction Documents”). The execution, delivery and performance of this Agreement has been approved by the board of directors of the Buyer and TLSS, and as may be required, approved by the sole shareholder of the Buyer, TLSS and as may be required TLSS’s shareholders. No additional corporate proceedings on the part of the Buyer or TLSS are necessary to authorize the execution and delivery of this Agreement and the consummation by the Buyer and TLSS of the Transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and TLSS, and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of the Buyer, TLSS and the Company, enforceable against the Buyer and TLSS, as applicable, in accordance with its terms. Except as provided in Schedule 2.2, the execution and delivery of this Agreement by the Buyer and TLSS does not, and the consummation by the Buyer and TLSS of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer or TLSS or any of their respective subsidiaries under any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-Laws of the Buyer or TLSS, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Buyer or TLSS or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Buyer or TLSS is now a party or by which the Buyer or TLSS or any of their properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Buyer or TLSS (the “Buyer Material Adverse Effect”). No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Buyer or TLSS or the consummation by the Buyer or TLSS of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Buyer Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Buyer or TLSS.

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SECTION 2.3. TLSS SHARES.

The TLSS Shares to be issued to the Shareholder pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of TLSS Shares pursuant to the Sale will transfer to the Shareholder valid title to such TLSS Shares, free and clear of all liens, encumbrances and claims of every kind except for any created by the Shareholder, provided such TLSS Shares shall be subject to the terms of the Lock-up/Leak-out Agreement.

SECTION 2.4. EXEMPT TRANSACTION; DISCLOSURE.

The issuance of the TLSS Shares pursuant to the terms of this Agreement is pursuant to an exemption from applicable securities laws. The Buyer and TLSS have each delivered and made available to the Shareholder and the financial and other advisors of the Shareholder all information on the business and prospects of the Buyer and TLSS. The Buyer and TLSS have previously presented to the Shareholder information on the operating strategy of the Buyer, TLSS, their acquisition plans and capital raising plans through, among other things, the sale of unsecured convertible notes. The information provided to the Shareholder does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. TLSS is not subject to any stop orders concerning the offering of securities and is not on notice of or under threat of any Securities and Exchange Commission (“SEC”) or state securities commission or administrative agency investigation or proceeding, whether formal or informal. Neither the Buyer, nor TLSS is currently aware of any material, adverse information which has not been disclosed in the Buyer’s or TLSS’s business plan or any other documents which would, if disclosed, materially impact on a reasonable investor’s decision to enter into the Transaction described in this Agreement.

SECTION 2.5 INSOLVENCY.

Except as set forth in Schedule 2.5, there is no action pending or, to the actual knowledge of Buyer or TLSS, threatened against Buyer or TLSS and no circumstance exists that could reasonably (i) prevent the Buyer from complying with its financial obligations to the Shareholder hereunder, except Buyer’s inability to obtain the Financing pursuant to Section 1.6 above, or (ii) lead to a voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Buyer or TLSS, or petition to appoint a receiver or trustee of Buyer’s or TLSS’s property to be filed by or against Buyer or TLSS.

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SECTION 2.6 PRIOR TO CLOSING.

Buyer and TLSS shall provide written notice to Shareholder if Buyer or TLSS obtains knowledge that any of Buyer’s or TLSS’s representations and warranties are not true and correct.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDER

As a material inducement to the Buyer and TLSS to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholder, severally and jointly, hereby represent and warrant to Buyer and TLSS, as of the Agreement Date, as of the Schedule Delivery Date, as to the items to be disclosed on the Schedules, and as of the Closing Date, as follows:

SECTION 3.1. DUE ORGANIZATION.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances, orders of public authorities and its articles of incorporation and bylaws, as well as under any of its other “Charter Documents” (as hereinafter defined) to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company. Schedule 3.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Charter Documents, including, but not limited to the articles of incorporation of the Company, and all amendments, as well as the bylaws of the Company, and all amendments, are attached hereto as Schedule 3.1. The shareholder records and minute books of the Company that have been made available to the Buyer and TLSS are true, correct, accurate and complete.

SECTION 3.2. AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

(a)	The Company and the Shareholder have the full legal right, power and authority to enter into this Agreement and all other agreements required to be entered into and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been approved by the Shareholder of the Company. No additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company, the Buyer and TLSS of the Transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, the due authorization, execution and delivery by the Company and the Shareholder, constitutes a valid and binding agreement of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with its terms. The execution and delivery of this Agreement by the Company and the Shareholder does not, and the consummation by the Company and the Shareholder of the Transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, the Shareholder or any of the Company’s subsidiaries under any of the terms, conditions or provisions of (i) the articles of incorporation, the bylaws or any other Charter Documents of the Company, including any amendments thereto, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company (the “Company Material Adverse Effect”).

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(b)	No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the Shareholder or the consummation by the Company or the Shareholder of the Transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company.

SECTION 3.3. CAPITALIZATION.

The authorized shares of capital stock of the Company are identified on Schedule 3.3. All of the issued and outstanding shares of the Company common stock are owned beneficially and of record by the Shareholder as set forth on Schedule 3.3. All of the issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of shares. None of such Shares were issued in violation of the preemptive rights of any past or present Shareholder. The exchange of the Purchase Price for the Shares pursuant to this Agreement will transfer to the Buyer valid title in the Shares owned by the Shareholder, free and clear of all liens, encumbrances and claims of every kind. Except as set forth on Schedule 3.3 no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its shares or the Shareholder to transfer any of the Shares.

SECTION 3.4. SUBSIDIARIES.

Other than the entities disclosed in Schedule 3.4 the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

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SECTION 3.5. FINANCIAL STATEMENTS.

The Shareholder has delivered to the Buyer complete and correct, in all material respects, copies of the following financial statements:

(a)	the unaudited balance sheets of the Company and Subsidiary and Affiliates, as of December 31, 2020 and 2021 and the related unaudited statements of operations, of Shareholder’s equity and of cash flows for each of the one-year periods ended December 31, 2020 and 2021, together with the related notes and schedules (such balance sheets, the related statements of operations, of Shareholder’s equity and of cash flows and the related notes and schedules are referred to herein as the “Year-end Financial Statements”); and

(b)	the unaudited balance sheet of the Company as of March 31, 2022 (the “Balance Sheet Date”) and the related statements of operations, of Shareholder’s equity and of cash flows for the one-month period ended as of the Balance Sheet Date, together with the related notes and schedules (such balance sheets, the related statements of operations, of Shareholder’s equity and of cash flows and the related notes and schedules are referred to herein as the “Interim Financial Statements”) and certified by the Company’s chief financial officer. The Interim Financial Statements shall be updated each calendar month during the period from the Agreement Date to the Closing Date, no later than the 10th day of each month. For example, the Interim Financial Statements shall be updated to June 30, 2022 by August 10, 2022. The Year-end Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) are attached as Schedule 3.5 to this Agreement.

(c)	The Financial Statements have been prepared from the books and records of the Company on a basis consistent with preceding years and throughout the periods involved and present fairly, in all material respects, the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby on a cash basis.

SECTION 3.6. LIABILITIES AND OBLIGATIONS.

Schedule 3.6 sets forth an accurate list as of the Balance Sheet Date of (a) all liabilities of the Company, which are known are reflected in the Interim Balance Sheet and (b) any liabilities of any kind of the Company which are not reflected in the Interim Balance Sheet. Except as set forth on Schedule 3.6, since the Balance Sheet Date, to the Knowledge of the Company, the Company has not incurred any liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business which are not materially greater than the corresponding liabilities reflected in the Interim Balance Sheet. Schedule 3.6 contains a reasonable estimate by the Shareholder of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed or is contested, the Company has provided, to the Knowledge of the Company, a summary description of the liability together with copies of all relevant documentation relating thereto, which summary is set forth on Schedule 3.6.

The Company has provided a true, correct and complete list of all PPP Loans and all “PPP Applications” (as hereinafter defined) (including applications for forgiveness of PPP Loans) associated therewith, if any. A true, correct and complete list of the PPP Loans and PPP Applications is attached as Schedule 3.6. All information provided and certifications made in connection with the PPP Applications (including applications for forgiveness of PPP Loans) was true, accurate and complete. Each PPP Application (including each application for forgiveness of a PPP Loan) satisfied the requirements of all law, rules and regulations applicable to the PPP Loans or such PPP Application. For these purposes (i) “PPP Loan” means any loan pursuant to the “Paycheck Protection Program” under the SBA’s 7(a) Loan Program added under Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act, or any other loans, grants, stipends, or other similar programs available due to the COVID-19 pandemic that the Company sought relief under prior to the Closing Date and all regulations and guidance issued by any governmental authority with respect thereto, as in effect from time to time, and (ii) “PPP Application” means any application for a PPP Loan and any applications for forgiveness of PPP Loans.

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SECTION 3.7. ACCOUNTS AND NOTES RECEIVABLE.

Schedule 3.7 sets forth an accurate, in all material respects, list of the accounts and notes receivable of the Company as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date, including any such amounts which are not reflected in the Interim Balance Sheet (“Accounts Receivables”). Account Receivables from and advances to employees, the Shareholder and any entities or persons related to or affiliated with the Shareholder are separately identified on Schedule 3.7. Schedule 3.7 also sets forth an accurate, in all material respects, aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company which are classified as current assets on the Interim Balance Sheet are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, need not be written-off as uncollectible.

SECTION 3.8. ASSETS.

Schedule 3.8 sets forth an accurate list of each item of real and personal property included in “property and equipment” on the balance sheet of the Company and all other tangible assets of the Company each with a value in excess of $25,000.00, (i) owned by the Company as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated. Schedule 3.8 indicates which assets are currently owned, or were formerly owned, by the Shareholder or Affiliates of the Company. Except as specifically identified on Schedule 3.8, all of the tangible assets, vehicles and other significant machinery and equipment of the Company listed on Schedule 3.8 are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. All fixed assets used by the Company that are material to the operation of the Company’s business are either owned by the Company or leased under an agreement identified on Schedule 3.8. All leases set forth on Schedule 3.8 are in full force and effect and, to the Knowledge of the Company, constitute valid and binding agreements of the parties thereto in accordance with their respective terms. Schedule 3.8 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company. Schedule 3.8 also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations or the acquisition of any real property or existing business, to which management of the Company has devoted any significant effort or expenditure in the two-year period prior to the date of the Agreement, which if pursued by the Company would require additional expenditures of capital.

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The Company has good title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified on Schedule 3.8, subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge, except for liens reflected on Schedule 3.8, liens for current taxes not yet payable and assessments not in default, easements for utilities serving only the property, and easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located, which do not adversely affect the Company’s use of the property.

SECTION 3.9. MATERIAL CUSTOMERS AND CONTRACTS.

Schedule 3.9 sets forth an accurate list of (i) all customers representing 5% or more of the Company’s revenues in any of the periods covered by the Financial Statements, and (ii) all material contracts, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, including, but not limited to, contracts with customers, leases, loan agreements, pledge and security agreements, indemnity or guaranty agreements, bonds, notes, mortgages, joint venture or partnership agreements, options to purchase real or personal property, and agreements relating to the purchase or sale by the Company of assets or securities. Schedule 3.9 contains true, complete and correct copies of all such agreements. Except to the extent set forth on Schedule 3.9, (i) none of the Company’s material customers have canceled or substantially reduced or is currently attempting or, to the Knowledge of Company, threatening to cancel or substantially reduce its use of the Company’s services, (ii) the Company has complied with all material commitments and obligations pertaining to it under such agreements and is not in default under any such agreements, no notice of default has been received by the Company and the Shareholder is aware of no basis therefor and (iii) except as set forth on Schedule 3.9, the Transactions contemplated by this Agreement will not result in a default or an automatic termination of any contracts between the Company and customers. Except as set forth on Schedule 3.9, the Company is not now and has never been a party to any governmental contracts which by their terms are subject to price redetermination or renegotiation.

SECTION 3.10. PERMITS.

Schedule 3.10 contains an accurate list, summary description and copies of all licenses, franchises, permits, and other governmental authorizations and intangible assets held by the Company that are material to the conduct of its business including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company. The licenses, operating authorizations, franchises, permits and other governmental authorizations listed on Schedule 3.10 are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. The Company holds all licenses, operating authorizations, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company. The Company has conducted and, to the Knowledge of the Company, is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in its licenses, operating authorizations, franchises, permits and other governmental authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing except for any violations that would not have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company. Except as specifically provided on Schedule 3.10, the Transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or, to the Knowledge of the Company, adversely affect the rights and benefits afforded to the Company by, any such material licenses, operating authorizations, franchises, permits and other government authorizations.

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SECTION 3.11. ENVIRONMENTAL AND SAFETY LAWS.

The Company has complied with and is in material compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to the protection of the environment (collectively, “Environmental Laws”) including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, does not and would not (i) have a Material Adverse Effect on the Company or any of its businesses or (ii) necessitate a material expenditure by or on behalf of the Company in excess of amounts already reserved for such purpose in the Company’s financial statements. The Company has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. Except as set forth on Schedule 3.11 hereto, there have been no “Releases” or, to the Knowledge of the Company, threats of “Releases” (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws. There is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials and Hazardous Substances or arranged for the transportation or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any Environmental Claim against the Company or the Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state and local statutes and regulations. The Company has no contingent liability in connection with any Release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

SECTION 3.12. LABOR AND EMPLOYEE RELATIONS & INDEPENDENT CONTRACTORS

Except as set forth on Schedule 3.12, the Company is not bound by or subject to any arrangement with any labor union. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Knowledge of the Company, is any campaign to establish such representation in progress. There is no pending or, to the Knowledge of the Company, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past five years. The Company considers its relationship with its employees and its independent contractors to be good.

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SECTION 3.13. INSURANCE.

Schedule 3.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and of all insurance loss runs or workers compensation claims received for the past two (2) policy years. Also attached to Schedule 3.13 are true, complete and correct copies of all of the Company’s insurance policies currently in effect. None of such policies is a “claims made” policy. The insurance policies set forth on Schedule 3.13 provide coverage consistent with industry standards against the risks involved in the Company’s business. Such policies are currently in full force and effect.

SECTION 3.14. COMPENSATION; EMPLOYMENT AGREEMENTS AND INDEPENDENT CONTRACTOR AGREEMENTS.

Schedule 3.14 sets forth an accurate schedule of the sole Shareholder, members of the board of directors and officers and key employees of the Company, listing all employment agreements with such Shareholder, officers and employees and the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. Attached to Schedule 3.14 are true, complete and correct copies of all such employment agreements and all other employment agreements and other similar agreements or arrangements containing “golden parachute” or other similar provisions. Schedule 3.14 sets forth an accurate list of all independent contractors with whom the Company currently has a working relationship or has had a working relationship since January 1, 2014. Attached to Schedule 3.14 are true, complete and correct copies of all such independent contractor agreements or a description of any independent contractor relationships which are not in writing.

SECTION 3.15. EMPLOYEE BENEFIT PLANS.

Schedule 3.15 sets forth an accurate schedule of all employee benefit plans of the Company and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans described on Schedule 3.15 (the “Employee Benefit Plans”), the Company does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an “employee pension benefit plan,” nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 3.15, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement.

The Company is not now, nor will it become as a result of its past activities, liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA. All Employee Benefit Plans listed on Schedule 3.15 are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on Schedule 3.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date.

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All plans listed on Schedule 3.15 that are intended to qualify (the “Qualified Plans”) under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.15 hereof. Except as disclosed on Schedule 3.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.15 hereof. Neither the Shareholder, nor any such plan listed on Schedule 3.15, nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed on Schedule 3.15 has incurred an “accumulated funding deficiency,” as defined in Section 412(a) of the Code and Section 302(1) of ERISA, and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuances of contributions to any such Qualified Plan without notice to and approval by the Internal Revenue Service; no plan listed on Schedule 3.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan; and the Company has not incurred liability under Section 4062 of ERISA.

SECTION 3.16. LITIGATION AND COMPLIANCE WITH THE LAW.

Except as set forth on Schedule 3.16, there are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Company, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. No notice of any claim, action, suit or proceeding, whether pending or, to the Knowledge of the Company, threatened, has been received by the Company and, to the Knowledge of the Company, there is no basis therefor.

Except to the extent set forth on Schedule 3.16, since inception the Company has conducted and does conduct its business in material compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets.

Neither the Shareholder, the Company nor, to the Knowledge of the Company, its respective employees, agents and representatives have obtained or retained business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of Two Hundred and 00/100 Dollars ($200.00) in the aggregate to any one individual in any year) or offered any inducements to any person who is an official, officer, agent, employee or representative of any governmental body or of any existing or prospective customer (whether government owned or non-government owned). Neither the Shareholder, the Company nor, to the Knowledge of the Company, its respective employees, agents and representatives have: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (b) made any bribe, rebate, pay off, influence payment, kickback or other payment in connection with the business of Company or any Subsidiary in violation of any applicable anti-bribery and anti-corruption laws.

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SECTION 3.17. TAXES.

For purposes of this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed, subject to applicable extensions, all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. Except as set forth on Schedule 3.17, there are no examinations in progress or claims against the Company for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for Taxes, whether pending or, to the Knowledge of the Company, threatened, has been received. The amounts shown as accruals for Taxes on the financial statements of the Company as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal, state and local Tax Returns of the Company for the last three fiscal years are attached hereto as Schedule 3.17.

During all tax periods ended prior to the Closing Date for which the statute of limitations has not expired, the Company has conducted its business in a manner which entitles it to protection under the safe harbor provisions of Section 530(a) of the Revenue Act of 1978, which was extended indefinitely by Section 269(c) of the Tax Equity and Fiscal Responsibility Act of 1982.

SECTION 3.18. ABSENCE OF CHANGES.

Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course and, except as set forth on Schedule 3.18, there has not been:

(a)	any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or income of the Company;

(b)	any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

(c)	any change in the share ownership of the Company or in its securities outstanding or any grant of any options, warrants, calls, conversion rights or commitments or the declaration or payment of any dividend or other distribution;

(d)	any declaration or payment of any dividend or distribution in respect of the Shares or any direct or indirect redemption, purchase or other acquisition of any of the Shares of the Company;

(e)	any increase in the compensation payable or to become payable by the Company to any of its officers, directors, shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f)	any work interruptions, labor grievances or claims filed, or, to the Knowledge of the Company, any proposed law, regulation or event or condition of any character materially adversely affecting the business or future prospects of the Company;

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(g)	any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Shareholders and their Affiliates;

(h)	any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

(i)	any increase in the Company’s indebtedness, other than accounts payable incurred in the ordinary course of business;

(j)	any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(k)	any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company’s business;

(l)	any waiver of any material rights or claims of the Company;

(m)	any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party; or

(n)	other than the Transactions hereunder, any transaction by the Company outside the ordinary course of business.

SECTION 3.19. ACCOUNTS WITH BANKS, BROKERAGES; POWERS OF ATTORNEY

Schedule 3.19 sets forth an accurate schedule as of the (a) Balance Sheet Date and (b) Agreement Date, of (i) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and the cash, cash equivalents and securities held in such account; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 3.19 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

SECTION 3.20. ABSENCE OF CERTAIN BUSINESS PRACTICES.

Neither the Company nor any of its Affiliates or Subsidiaries has taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

SECTION 3.21. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS.

Except as set forth on Schedule 3.21, neither the Shareholder nor any other Affiliate or Subsidiary of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on Schedule 3.21, no Shareholder, member of the board of directors, officer, or director of the Company has, nor during the period since inception through the date hereof, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company’s business.

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SECTION 3.22. INTANGIBLE PROPERTY.

Schedule 3.22 sets forth an accurate list of all patents, patent applications, trademarks, service marks, trade names, copyrights, and other intellectual property or proprietary property rights owned or used by the Company. The Company owns or possesses sufficient legal rights to use all of such items without conflict with or, to the Knowledge of the Company, infringement of the rights of others.

SECTION 3.23. DISCLOSURE.

No representation or warranty made by Company and/or Shareholder, when considered together with the Schedules to this Agreement, contains any untrue statement of material fact, or omits to state any material fact required to be disclosed by such representation or warranty, that is necessary, in light of the context in which it is made, to make any statement made in such representation or warranty not misleading.

SECTION 3.24. ABSENCE OF CERTAIN CHANGES OR EVENTS.

From the Balance Sheet Date to the Agreement Date, to the Knowledge of the Company, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From the Balance Sheet Date to the Agreement Date, to the Knowledge of the Company, the Company has conducted the business of the Company in the ordinary course in all material respects.

SECTION 3.25. AGREEMENTS AND ACTIONS.

(a)	Except for agreements described herein and in the Charter Documents, there are no agreements, understandings, or proposed transactions between Company and its Shareholder, or any of its members of the board of directors or officers, Affiliates, Subsidiaries or any Affiliates thereof.

(b)	Other than the Charter Documents and agreements entered into in the ordinary course of business consistent with past practice, there are no agreements, understandings, instruments, contracts, judgments, orders, writs, or decrees to which Company is a party or by which it is bound that involve (i) obligations of, or payments by, Company in excess of $25,000.00, (ii) provisions restricting the development, manufacture, or distribution of Company’s products or services, or (iii) indemnification by Company with respect to infringement of proprietary rights.

(c)	Except as reflected in the Financial Statements, since the Balance Sheet Date, Company has not (i) incurred indebtedness for money borrowed in excess of $25,000.00 in the aggregate, or (ii) sold, exchanged, or otherwise disposed of any of its assets or rights, other than the sale of its services and license agreements in the ordinary course of business.

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SECTION 3.26. BROKERS OR FINDERS.

Except as set forth in Schedule 3.26 neither the Company nor the Shareholder has agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions, or other similar charges in connection with this Agreement or any of the transactions contemplated hereby. Any commissions due as a result of an engagement of a brokerage or other advisory firm by the Company or the Shareholder shall be the responsibility of either the Company (to be paid prior to or simultaneously with the Closing) or the Shareholder.

SECTION 3.27. NO OTHER REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF RELIANCE.

Except for the representations and warranties expressly set forth in this Article III (including the related portions of the Schedules), which are made as of the Agreement Date and again as of the Closing Date, none of the Company or the Shareholder has made or makes, and the Company and the Shareholder hereby expressly disclaim, any other express or implied representation or warranty, either written or oral, with respect to the Company, its operations, its finances, its business and any other related matter.

ARTICLE IV

CONDUCT OF THE BUSINESS PENDING THE CLOSING

(a)	From the Agreement Date until the Closing, except with the prior written consent of the Buyer or as otherwise expressly permitted or required by this Agreement, the Shareholder shall cause the Company to:

(i)	carry on its business in substantially the same manner as it has heretofore and not introduce any new method of management, operation or accounting (except as required by GAAP or any applicable law or Order and except for actions taken to file PPP Applications to facilitate the forgiveness of the PPP Loans);

(ii)	comply with the terms and conditions of, and not cancel, its present insurance policies;

(iii)	use its commercially reasonable efforts to (A) maintain and preserve its business organization intact, (B) retain the services of its present employees and (C) not hire any additional employees except for hires in the ordinary course of business consistent with past practices;

(iv)	comply with all applicable laws and provide notice to Buyer of any governmental inquiry, notice or investigation; and

(v)	maintain the instruments and agreements governing its outstanding Indebtedness and leases on their present terms and not incur new Indebtedness or enter into new lease instruments or agreements.

(b)	From the Agreement Date until the Closing, except with the prior written consent of the Buyer or as otherwise expressly permitted or required by this Agreement, the Shareholder shall ensure that neither the Shareholder nor the Company will:

(i)	make any change in its Charter Documents;

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(ii)	issue any additional Equity Interests or issue or otherwise create any options, warrants or rights to acquire any of its Equity Interests;

(iii)	increase or agree to increase the compensation payable to the Shareholder, member of the board of directors or any officers, directors, managers, consultants or employees except for increases in the ordinary course consistent with past practice.

(iv)	make any investments (other than short-term certificates of deposit of a commercial bank or trust company) in the Equity Interests (or options, warrants or rights to acquire the Equity Interests) or Indebtedness of any Person;

(v)	enter into any contract to incur, or otherwise agree to incur any liability or make any capital payment or expenditure of any kind in excess of $25,000.00, other than in the ordinary course of its business and consistent with its past practice (it being agreed that the foregoing restriction shall not prohibit or limit the ability of any of the Company to enter into contractual obligations or otherwise incur liabilities in respect of any existing projects pursuant to the terms and conditions of this Agreement);

(vi)	prepay any Indebtedness other than in the ordinary course of business consistent with past practices, or (B) create, assume or permit to be created or imposed any liens or encumbrances, upon any of its assets or properties, whether now owned or hereafter acquired other than in the ordinary course of business consistent with past practice;

(vii)	except as required by any applicable law or Order, (A) adopt, establish, amend or terminate any of its Employee Benefit Plans, or any other compensation plans or employee policies and procedures or (B) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (y) deplete the assets of any of its Employee Benefit Plans, or (z) increase the liabilities or obligations under any such plan;

(viii)	sell, assign, lease or otherwise transfer or dispose of any of its owned or leased property or equipment other than in the ordinary course of its business and consistent with its past practice, or to dispose of excess or obsolete inventory or equipment other than for appropriate value;

(ix)	negotiate for the acquisition of any business or entity or the start-up of any new line of business;

(x)	waive any of its rights or claims, provided that it may negotiate and adjust bills and Accounts Receivables in the course of good faith disputes with customers in a manner consistent with past practice;

(xi)	effect any other transaction that is not in the ordinary course of its business and consistent with its past practice or that is prohibited hereby; or

(xii)	amend or terminate any contract or agreement to which it is a party that is not in the ordinary course of its business.

(c)	From the Agreement Date until the Closing, except with the prior written consent of the Buyer or as otherwise expressly permitted or required by this Agreement, the Shareholder shall not make or revoke any tax election respecting the Company that affects the Company, the Buyer, TLSS or the Shares.

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ARTICLE V

CLOSING DELIVERIES AND CONDITIONS

SECTION 5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDER.

The obligation of the Company and the Shareholder to consummate the Transactions shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

(a)	Compliance. The Buyer and TLSS shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer and/or TLSS on or before the Closing Date.

(b)	Representations and Warranties. All of the representations and warranties made by the Buyer and TLSS in this Agreement and in all certificates and other documents delivered by the Buyer and TLSS to the Company and the Shareholder pursuant hereto, shall have been true and correct in all material respects as of the Agreement Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) for changes approved in writing by the Company.

(c)	Consents, Licenses and Approvals. The Buyer shall have received all required permits, licenses, contracts and third party consents set forth on Schedule 5.1(c) attached hereto in form satisfactory to the Company. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all governmental entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

(d)	Transaction Documents. The Transaction Documents shall have been executed and delivered by the Buyer and in a form and substance satisfactory to the Company. The Parties shall have agreed to the Target Working Capital in accordance with the terms hereof.

(e)	Related Transactions. Any amendments, restatement and/or supplement to the Transaction Documents to be executed and delivered in connection with the Transactions shall be in a form satisfactory to the Company and the transactions contemplated by the Buyer shall have been consummated.

(f)	Buyer Closing Certificate. Buyer and TLSS will have delivered to the Company and Shareholder a certificate of Buyer and TLSS, dated as of the Closing Date to the effect that each of the conditions specified above in Section 5.1(a) and Section 5.1(b) have been satisfied (the “Buyer Closing Certificate”).

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SECTION 5.2. CLOSING DELIVERIES OF THE COMPANY AND THE SHAREHOLDER.

The obligation of Buyer and TLSS to consummate the Transactions contemplated by this Agreement shall be subject to the delivery, prior to or at Closing, of each of the following by the Company and the Shareholder (the delivery of any or all of which may be waived by the Buyer and TLSS in their respective discretion):

(a)	a counterpart signature page to the employment agreement, dated as of the Closing Date, between the Company and Joseph Corbisiero (the “Corbisiero Employment Agreement”) shall be signed by the Joseph Corbisiero;

(b)	good standing certificates (or similar certificates of status) of the Company and its Subsidiaries and Affiliates, dated not more than thirty (30) days prior to the Closing Date, issued by their respective states of incorporation or organization and from each state where such entities are registered to do business, as well as written consents or corporate or company resolutions authorizing the transactions contemplated by this Agreement and the execution of the Transaction Documents.

(c)	an incumbency certificate, signed by a duly authorized officer of the Company and each Subsidiary, dated as of the Closing Date, certifying: (i) the incumbency of the directors and officers of the Company and each Subsidiary; (ii) the authenticity and continuing validity of the certificate of incorporation, bylaws and other governing documents of the Company and each Subsidiary, and attaching true, correct and complete copies of the same; and (iii) the authenticity and continuing validity of the resolutions of the Company and each Subsidiary authorizing the consummation of the transaction contemplated by this Agreement and attaching true, correct and complete copies of the same;

(d)	an Assignment of Shares, dated as of the Closing Date, executed by the Shareholder of the Company assigning the Shares in the Company to Buyer, as well as the stock certificates representing the Shares, duly endorsed in blank or accompanied by blank irrevocable stock powers, and with all required stock transfer tax stamps affixed;

(e)	an undertaking from the “Non-Compete Party” (as hereinafter defined) agreeing to be bound by the restrictions set forth under Article VIII of this Agreement;

(f)	evidence of termination of the contracts and/or leases and evidence of termination or settlement of related party transactions required by Buyer pursuant to Section 1.5 hereof;

(g)	proof satisfactory to Buyer that any and all liens (including but not limited to, filed UCC-1 financing statements) on the assets of the Company and each Subsidiary have been terminated and released;

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(h)	proof satisfactory to Buyer that any real property leases under which the Company or any Subsidiary is a tenant have been either (A) terminated at no further cost to Buyer; (B) assigned by the Company or the Subsidiary, as applicable, to a third party, such third party being approved by Buyer prior to any such assignment being made; or (C) permitted to continue in full force and effect as requested by Buyer in its sole discretion, in which event Buyer shall become responsible for the payments first arising thereunder after the Closing Date; provided, however, that any real property lease permitted to continue in full force and effect as requested by the Buyer shall be upon terms that are no less favorable to the Company than at fair market value, which terms shall be agreed to by the parties prior to Closing;

(i)	the “Shareholders Closing Certificate” (as hereinafter defined); and

(j)	such other instruments and documents as Buyer may reasonably request in connection with the Closing of the transactions contemplated hereby, all such instruments and documents to be reasonably satisfactory in form and substance to Buyer and its counsel.

SECTION 5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER and tlss.

The obligations of the Buyer and TLSS to consummate the Transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

(a)	Compliance. The Company and the Shareholder shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by the Company and the Shareholder on or before the Closing Date.

(b)	Representations and Warranties. All of the representations and warranties made by the Company or the Shareholder in this Agreement and in all certificates and other documents delivered by the Company or the Shareholder to Buyer pursuant hereto, shall have been true and correct in all material respects as of the Agreement Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) changes approved in writing by the Buyer.

(c)	Consents, Licenses and Approvals. The Company shall have received all required permits, licenses, contracts and third party consents set forth on Schedule 5.3(c) attached hereto in form satisfactory to the Buyer, including the consent to the assignment of any bonds and the assignment of any certifications of the Company to operate under the requirements and regulations of the Transportation Security Administration security programs, including, but not limited to for Certified Cargo Screening Facilities, if applicable. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all governmental entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

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(d)	Financing. The contingency to obtain Financing as set forth in Section 1.6 hereof shall have been satisfied or waived.

(e)	Transaction Documents. The Transaction Documents shall have been executed and delivered by all of the Parties thereto and in a form and substance satisfactory to the Buyer.

(f)	Additional Conditions to Buyers Performance. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following additional conditions: (any or all of which may be waived by Buyer in its discretion):

(i)	the due diligence contingency as set forth in Section 1.5 hereof shall have been satisfied or waived; and

(ii)	between the date hereof and the Closing Date, there shall have been no action or omission causing or that would reasonably be expected to have a Material Adverse Effect on the Business of the Company, whether caused by an action or omission of (i) the Shareholder (ii) any member of the board of directors or officer of the Company, or (iii) otherwise.

(g)	Shareholder Closing Certificate. The Shareholder will have delivered to the Buyer and TLSS a certificate of Shareholder, dated as of the Closing Date to the effect that each of the conditions specified above in Sections 5.3(a), 5.3(b) and 5.3(f)(ii) have been satisfied (the “Shareholder Closing Certificate”).

SECTION 5.4. CLOSING DELIVERIES OF THE BUYER and tlss.

The obligation of the Company and the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the delivery, prior to or at Closing, of each of the following by the Buyer or TLSS, as applicable (the delivery of any or all of which may be waived by the Company and the Shareholder in its or their discretion):

(a)	the cash portion of the Purchase Price;

(b)	evidence of the assumption of debt of the Company pursuant to Section 1.3(a)(iii);

(c)	the Note, if applicable;

(d)	the TLSS Shares, if applicable;

(e)	the Buyer Closing Certificate; and

(f)	a counterpart signature page to the Corbisiero Employment Agreement, dated as of the Closing Date.

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ARTICLE VI

COVENANTS OF THE PARTIES

SECTION 6.1. AFFIRMATIVE COVENANTS.

From the Agreement Date through the Closing Date, the Company and the Shareholder in operating the Company, will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Buyer and TLSS in this Agreement are and remain true and accurate and that the covenants and agreements of the Buyer in this Agreement are honored and that the conditions to the obligations of the Company set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of the Company to satisfy their fiduciary obligations.

From the Agreement Date through the Closing Date, the Buyer and TLSS, as applicable, will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement, including obtaining the Financing required to satisfy the financing condition specified above in Section 5.3(d), and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Company and the Shareholders in this Agreement are and remain true and accurate and that the covenants and agreements of the Company and the Shareholder in this Agreement are honored and that the conditions to the obligations of the Buyer and TLSS set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of the Buyer and TLSS to satisfy their fiduciary obligations.

SECTION 6.2. FULL ACCESS; DELIVERABLES.

Except as set forth in Section 1.5 or 1.6 hereof, from the Agreement Date and until Closing, each Party has and will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the other Party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Party. Each Party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants. Shareholder and the Company hereby agrees to cooperate and cause its certified public account to cooperate with Buyer in connection with the preparation of audited financials in accordance with GAAP for the year ended 2020 and 2021, in the event Buyer elects to or is required to have the financials of the Company audited after the Closing. The provisions of this paragraph of Section 6.3 shall survive Closing.

No later than ten (10) days prior to the Due Diligence Expiration Date, the Company and the Shareholder shall have delivered to Buyer (A) Federal and State judgment and tax lien searches and (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports from all appropriate jurisdictions listing all effective financing statements or lien documentation which name the Company or any Subsidiary (under their present or any previous name or any trade names) as debtor, together with copies of such financing statements. Such searches shall indicate the existence of no liens or encumbrances on the Shares or any assets of the Company or any Subsidiary. Additionally, the Company and the Shareholder shall provide proof satisfactory to Buyer that all taxes in all applicable jurisdictions, have been properly filed and paid.

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SECTION 6.3. CONFIDENTIALITY.

Each Party hereto agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto furnished to it in connection with the Transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the Transactions, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Law, including, but not limited to public announcements required in accordance with Section 6.6 hereof; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing Party will first obtain the recipients’ undertaking to comply with the provisions of this Section 6.3 with respect to such Information, other than public announcements required in accordance with Section 6.6 hereof, which shall not require the prior written consent of the non-disclosing Party. The term “Information” as used herein will not include any information relating to a Party that the Party disclosing such information can show: (i) to have been in its possession prior to its receipt from another Party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing Party; (iii) to have been available to the public at the time of its receipt by the disclosing Party; (iv) to have been received separately by the disclosing Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing Party without regard to any information received in connection with the Transaction contemplated herein. Each Party hereto also agrees to promptly return to the Party from whom it originally received such Information all original and duplicate copies of written materials containing Information should the Transactions contemplated herein not occur. All Parties hereto will be deemed to have satisfied each’ obligations to hold the Information confidential if each exercises the same care as each takes with respect to each Party’s similar information.

SECTION 6.4. FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.

Subject to the terms and conditions herein provided, the Parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the Transaction contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the Transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the Transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the Transactions contemplated hereby.

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SECTION 6.5. FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

(a)	Each Party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of the Buyer and/or TLSS and without further consideration, the Company and the Shareholder will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Buyer and/or TLSS may reasonably deem necessary or desirable in order to more effectively consummate the Transactions contemplated hereby, including, but not limited to closing, transferring or changing the signatory to bank accounts and other financial accounts.

(b)	At all times from the date hereof until the Closing, each Party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such Party to satisfy the conditions specified in this Article VI.

The Buyer will provide the Shareholder with reasonable updates on the status of obtaining the Financing required to satisfy the financing condition specified above in Section 5.3(d).

(c)	Beginning from the Agreement Date through the Closing Date, the Shareholder may supplement or amend the Disclosure Schedules with respect to any matter arising during that period or of which the Shareholder becomes aware of after the Agreement Date, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Upon Buyer’s request, the Shareholder shall promptly make available to Buyer any documentation or information relating to each such Schedule Supplement. Upon receipt of such request from Buyer, the Shareholder may request, subject to Buyer’s approval which shall not to be unreasonably delayed, withheld or conditioned, an extension of five (5) days to prepare and provide such additional documentation or information relating to each such Schedule Supplement. Upon receipt of such Schedule Supplements, Buyer and Buyer’s lender shall have ten (10) Business Days to review and comment upon the same, and provided the Schedule Supplements are not determined by Buyer and/or TLSS in their respective reasonable discretion and pursuant to the terms of this Agreement to have a Material Adverse Effect on the transaction, and such Schedule Supplements are approved by Buyer’s lender, in its sole and absolute discretion, the Buyer, TLSS, the Shareholder and the Company shall enter into an amendment to this Agreement to reflect such amended Disclosure Schedules. Nothing contained in this Section 6.5(c) shall limit the Buyer’s or TLSS’s rights under Article V if Shareholder’s supplement or amendment to the Disclosure Schedules sets forth any action or omission causing or that would reasonably be expected to have a Material Adverse Effect on the Business of the Company, whether caused by an action or omission of (i) the Shareholder (ii) any member of the board of directors or officer of the Company, or (iii) otherwise.

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SECTION 6.6. PUBLIC ANNOUNCEMENTS.

No Party hereto will make any public announcement with respect to the Transactions contemplated herein without the prior written consent of the other Party; provided, however, that Buyer and TLSS shall be permitted to file information regarding the Transaction contemplated hereby that Buyer or TLSS is required to file in connection with its status as a reporting company under the Securities Exchange Act of 1934, without the prior written consent of the Company and the Shareholder.

SECTION 6.7. leases.

At least five (5) days prior to the Due Diligence Expiration Date, any leases between the Company and the Shareholder, or an affiliate of the Shareholder, shall be renegotiated to terms mutually agreed upon as fair market value as to amount and term, which renegotiated terms shall become effective in connection with the Closing.

SECTION 6.8 INVESTMENT REPRESENTATION.

The Shareholder represents and confirms to the Buyer and TLSS that the Shareholder:

(a)	is an accredited investor within the meaning of Rule 501(a) under the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in securities of TLSS of the type contemplated by this Agreement;

(b)	is acquiring the TLSS Shares (collectively the “Securities”) to be issued to the Shareholder hereunder for the Shareholder’s own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the Securities;

(c)	is aware of the limits on resale imposed by virtue of the nature of the transaction; and

(d)	is receiving the portion of the Purchase Price hereunder in the form of Securities issued without registration under the Securities Act in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act, for investment, and without any view to the sale, resale or other distribution thereof in any manner that is in violation of the Securities Act. The documents or certificates representing the Securities, when delivered to the Shareholder at the Closing, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such Securities, and may have placed upon them the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF SAID ACT.

(e)	In addition to the restrictions set forth in the Lock-up/Leak-out Agreement with respect to the TLSS Shares, Shareholder agrees not to attempt any transfer of any such Securities without first complying with the substance of said legend, and agrees that satisfaction of the issuer may, if the Buyer or TLSS so requests, depend in part upon an opinion of counsel acceptable in form and substance to the issuer, a no-action letter of the SEC, or equivalent evidence. The Shareholder acknowledges, without limitation, that the foregoing agreement and representation shall apply to the portion of the Purchase Price delivered in the form of Securities to such person as a result of the Closing hereunder.

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ARTICLE VII

REMEDIES FOR BREACHES OF THIS AGREEMENT

SECTION 7.1. Survival of Representations and Warranties.

Except as otherwise provided herein, the representations and warranties contained in Articles II and III hereof and in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years after the Closing Date. All covenants and other agreements in this Agreement shall survive the Closing in accordance with their terms.

SECTION 7.2. Indemnification by SHAREHOLDER.

The Shareholder covenants and agrees that the Shareholder shall indemnify, defend, protect and hold harmless the Buyer, TLSS, and their respective officers, directors, employees, shareholders, agents, representatives and affiliates, at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) (the “Losses”) incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Shareholder set forth herein or in the Schedules or certificates delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Shareholder or the Company under this Agreement.

SECTION 7.3. Indemnification by BUYER AND TLSS.

The Buyer and TLSS each covenant and agree that they shall indemnify, defend, protect and hold harmless each Shareholder and their respective representatives and affiliates, at all times from and after the date of this Agreement from and against all Losses incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Buyer or TLSS, as applicable, as set forth herein or in the Schedules or certificates delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer or TLSS, as applicable, under this Agreement.

SECTION 7.4. Third-Party Claims.

(a)	Promptly after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 (an “Indemnified Person”) of notice of the assertion of a claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person except to the extent that the Indemnifying Person demonstrates that the defense of such claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

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(b)	If an Indemnified Person gives notice to the Indemnifying Person pursuant to this Section 7.4 of the assertion of a claim, the Indemnifying Person shall be entitled to participate in the defense of such claim to the extent that it is brought by a third-party (the “Third-Party Claim”) and, to the extent that it wishes (unless, at any time during the processing, handling, or prosecution of such Third-Party Claim, any of the following events occurs, arises, or becomes known to the Indemnified Person, at which time the Indemnified Person may assume and control the defense of such Third-Party Claim, notwithstanding the Indemnifying Person’s prior assumption of such defense: (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim, (iii) involves a claim to which the Indemnified Person reasonably believes could be detrimental to or injure the Indemnified Person’s reputation, customer or supplier relations or future business prospects, (iv) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), or (v) involves criminal allegations), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other legal expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.

(c)	If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its written consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, provided that it is conclusively determined by a court of competent jurisdiction that the claims made were within the scope of and subject to indemnification.

(d)	With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related actions at all stages thereof where such Person is not represented by its own counsel in such action, proceeding or dispute, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

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(e)	With respect to any Third-Party Claim subject to indemnification under this Article VII, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use a commercially reasonable effort, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid the production of Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

SECTION 7.5. Indemnification Payments.

(a)	All amounts payable by one Party to another pursuant to the terms of this Article VII shall be paid within ten (10) days following final determination that such amounts are due and payable.

(b)	The amount of any and all Losses for which indemnification is required shall be determined (1) net of any amounts recovered or recoverable under any insurance policies, (2) net of any amounts recovered or recoverable from any third party, and (3) net of any tax benefit with respect to such Losses.

(c)	From and after Closing, except for fraud, Buyer’s sole and exclusive remedy with respect to any and all claims under this Agreement shall be the indemnification provisions set forth in this Article VII and Buyer hereby waives any and all rights, claims and causes of action it may have against Shareholder arising under any Law.

SECTION 7.6. Certain Indemnifications Limits.

(a)	Buyer shall not have any right to indemnification under Section 7.2, and Shareholder shall not have any right to indemnification under Section 7.3 until the aggregate amount of all such Losses under Section 7.2 or Section 7.3, as applicable, exceeds $100,000 in which case the Shareholder or Buyer or TLSS, as the case may be, shall be liable for all such Losses in excess of the $100,000.

(b)	Notwithstanding anything in this Agreement to the contrary, the limits on indemnification set forth in Section 7.6(a) shall not apply in the case of: (i) fraud (including any determination of fraudulent conveyance by the Shareholder); or (ii) intentional misrepresentation.

SECTION 7.7. REMEDIES IN THE EVENT OF DEFAULT.

(a)	Default by Buyer or TLSS. In the event of a default by Buyer or TLSS under this Agreement prior to the consummation of the Closing, which default is not cured by Buyer or TLSS within ten (10) days after written notice thereof to Buyer and TLSS, the Company and the Shareholder, at their option, may: (i) terminate this Agreement and may elect to seek damages in an amount not to exceed $10,000; or (ii) seek specific performance of Buyer’s and/or TLSS’s obligations hereunder.

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(b)	Default by the Company and/or the Shareholder. In the event of a default by the Company and/or the Shareholder under this Agreement prior to the consummation of the Closing, which default is not cured by the Company and the Shareholder within ten (10) days after written notice thereof to the Company and the Shareholder, Buyer and TLSS, at their respective option, may: (i) terminate this Agreement and may elect to seek damages in an amount not to exceed $10,000; or (ii) seek specific performance of the Company’s and the Shareholder’s obligations hereunder. Notwithstanding the foregoing, in the event the remedy of specific performance of the Company’s and the Shareholder’s obligations hereunder due to a willful default hereunder, such as the Company and the Shareholder selling the Shares or the assets of the Company outside of the ordinary course of business to a third party, then Buyer’s and TLSS’s right to seek damages shall not be limited to $10,000.

(c)	In the event either Party elects to bring a suit for specific performance, the Party seeking specific performance shall be required to file such suit within thirty (30) days of such Party’s written notification to the other Party of an alleged default.

ARTICLE VIII

LIMITATIONS ON COMPETITION

SECTION 8.1. PROHIBITED ACTIVITY.

The Shareholder (the “Non-Compete Party”), agrees as follows:

(a)	NON-COMPETITION. The Non-Compete Party covenants and agrees that for a period of three (3) years following the Closing Date and within a one-hundred (100) mile radius of the Company’s main address as of the Agreement Date, that the Non-Compete Party shall not engage, directly or indirectly, whether as an individual, sole proprietor, or as a shareholder, member, partner, agent, officer, director, manager, employer, employee, consultant or independent contractor of any firm, corporation or other entity or group or otherwise in any “Competing Business” (as hereinafter defined), provided, however, the three (3) entities listed on Schedule 8.1 (the “Excluded Parties”), and which the Shareholder does have an interest in, as more particularly described on Schedule 8.1, shall be excluded from the non-compete provisions of this Section 8.1, as the Company will continue to have an ongoing business relationship with such Excluded Parties. For purposes of this Agreement, the term “Competing Business” shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which provides services for various clients in the trucking and warehousing industry and all related services thereto. Notwithstanding the above, if the Buyer shall terminate the employment of Joseph Corbisiero under the Corbisiero Employment Agreement “Without Cause” (as defined therein), then the remaining time period of the non-compete restrictions hereunder shall be reduced by one-half.

(b)	NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. The Non-Compete Party covenants and agrees that for a period of three (3) years following the Closing Date, the Non-Compete Party shall not, whether as an individual or sole proprietor, or as a shareholder, member, partner, agent, officer, director, manager, employer, employee, consultant or independent contractor of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any existing customer, prospective customer, existing supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. For clarification, the provisions of this Section 8.1(b) shall not apply to the Excluded Parties.

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(c)	NON-SOLICITATION OF EMPLOYEES. The Non-Compete Party covenants and agrees that for a period of three (3) years following the Closing Date, the Non-Compete Party shall not, directly or indirectly, as an individual or sole proprietor, or as a shareholder, member, partner, agent, employee, employer, consultant, independent contractor, officer, director or manager of any person, firm, corporation or other entity or group or otherwise, without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with, the Company to leave the employ of, or terminate such independent contractor relationship with, the Company or employ or attempt to employ any such person or persons who at any time during the six (6) months preceding the Closing Date was in the employ of, the Company.

(d)	NO SHOP. Between the Agreement Date and the Closing Date, the Shareholder shall not solicit or encourage, and the Shareholder shall ensure that the Company does not solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of the Company or engage in any activities, discussions or negotiations concerning, or provide any Information respecting, the Company, Buyer, TLSS or any of Buyer Affiliates or TLSS Affiliates to, or have any discussions with, any person relating to such an offer or proposal or otherwise facilitate any effort or attempt to make or implement such an offer or proposal. The Shareholder shall, and shall cause the Company to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform the persons referred to in the first sentence of this Section 8.1(d) of the obligations undertaken in this Section 8.1(d).

SECTION 8.2. DAMAGES.

Because of the difficulty of measuring economic losses to Buyer as a result of any breach by a Non-Compete Party of the covenants in Article VIII, and because of the immediate and irreparable damage that could be caused to Buyer and/or TLSS for which it would have no other adequate remedy, the Non-Compete Party agrees that Buyer may enforce the provisions of Article VIII by injunctions and restraining orders against such Non-Compete Party without the posting of a bond or other security, if such Non-Compete Party breaches any of such provisions. It is specifically agreed by the Parties that the period specified in Section 8.1 shall be computed by excluding from such computation, any time during which the Non-Compete Party is in violation of any provision of Article VIII.

SECTION 8.3. REASONABLE RESTRAINT.

The Parties expressly, irrevocably and unconditionally acknowledge and agree that they have given consideration to the provisions delineated in this Section 8 and agree that the restrictions set forth herein in this Section 8 are fair and reasonable and are reasonably required for the protection of the Buyer’s and TLSS’s rights pursuant to the terms and conditions hereunder. The Shareholder further acknowledges that the Shareholder is being reasonably compensated for the imposition of such restrictions pursuant to, among other things, the Purchase Price herein and as further delineated in the Corbisiero Employment Agreement attached hereto.

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SECTION 8.4. INDEPENDENT COVENANT.

The post-closing covenants contained in this Article VIII shall immediately cease upon the Buyer’s or TLSS’s failure to timely satisfy any consideration payment due to the Shareholder.

SECTION 8.5. MATERIALITY.

The Non-Compete Party hereby agrees that this Article VIII is a material and substantial part of the Transaction contemplated hereby.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. MUTUAL TERMINATION.

This Agreement and the related Transaction Documents may be terminated at any time on or before the Closing Date by mutual written agreement signed by the Buyer, the Company and the Shareholder. In such event (i) the Parties will, upon request, redeliver all documents, work papers and other material of the other Parties relating to the Transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same; (ii) no Party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement; and (iii) all filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

SECTION 9.2. EXPENSES.

Each of the Parties shall pay its own expenses incurred in connection with the consummation of this Agreement and the related Transactions.

SECTION 9.3. SUBMISSION TO JURISDICTION AND ARBITRATION.

(a)	Each Party agrees that any dispute or controversy arising under or in connection with this Agreement or the related Transactions shall be settled exclusively by binding arbitration in State of New York in the city of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing.

(b)	Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall not have the power to award any punitive or consequential damages.

(c)	Each Party agrees that any fess or expenses associated with such binding arbitration shall be borne equally among the Parties.

(d)	Notwithstanding the foregoing, the Buyer shall have the sole and exclusive right and option to waive this arbitration requirement to enforce its injunctive rights as set forth in this Agreement.

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SECTION 9.4. STRADDLE PERIOD.

In the case of any tax period that includes the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company for the period prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the date prior to the Closing Date. Buyer shall timely prepare, or cause the Company to timely prepare, and file, or cause the Company to file, all Tax Returns which include or pertain to a Straddle Period. Shareholder shall cooperate in providing information and answering questions reasonably requested by the buyer in connection with the preparation of such tax returns and shareholder shall be permitted to review and comment on all such Tax Returns prior to filing. The shareholder shall be responsible for any tax liability for the period prior to and including the closing date and the buyer shall be responsible for the tax liability accruing after the closing date. FURTHERMORE, AS AN AUDIT WILL BE REQUIRED TO BE CONDUCTED POST-CLOSING FOR THE PERIOD PRIOR TO THE CLOSING, THE SHAREHOLDER AND THE COMPANY HEREBY AGREE TO COOPERATE WITH THE BUYER IN CONNECTION with MAKING THE COMPANY’S BOOKS AND RECORDS AVAILABLE TO THE BUYER FOR SUCH POST-CLOSING AUDIT. THE PROVISIONS OF THIS SECTION 9.4 SHALL SURVIVE CLOSING.

SECTION 9.5. SUCCESSORS AND ASSIGNS.

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto, provided, however, that the rights of Buyer to purchase the Shares shall not be assignable without the consent of the Shareholder. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than their respective successors, assigns, heirs, executors, and administrators.

SECTION 9.6. ENTIRE AGREEMENT AND AMENDMENT.

This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings relating thereto, and the schedules attached hereto or accompanying this Agreement are hereby incorporated into this Agreement by reference. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

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SECTION 9.7. NOTICES.

All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service, or, to the extent receipt is confirmed, by facsimile or other electronic transmission, to the following addresses and numbers.

Notices to Company and the Shareholder shall be addressed to:

Mr. Joseph Corbisiero, President

Freight Connections, Inc.

1 Bell Drive

Ridgefield, NJ 07657

Email: jcorbisiero@freightconnectionsinc.com

with a copy to:

Michael J. Pasquale, Esq.

Law Offices of Michael J. Pasquale

146 Rea Avenue

Hawthorne, NJ 07506

Telephone: 973-423-0909

Facsimile: 973-423-0067

Email: mpasquale@mpasqualelaw.com

or at such other address and to the attention of such other person as Company may designate by written notice to Buyer.

Notices to Buyer shall be addressed to:

Mr. Sebastian Giordano, CEO

Transportation and Logistics Systems, Inc.

5500 Military Trail, Suite 22-357

Jupiter, FL 33458

Email: sebastian.giordano@tlss-inc.com

with a copy to:

Robert A. Feingold, Esq.

R|A Feingold Law & Consulting, P.A.

401 E. Las Olas Blvd., Suite 1400

Ft. Lauderdale, FL 33301

Telephone: 954-967-2575

Facsimile: 954-364-8566

Email: robert@rafeingoldlaw.com

or at such other address and to the attention of such other person as Buyer may designate by written notice to Company.

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SECTION 9.8. DELAYS OR OMISSIONS.

No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default of the other Party under this Agreement or other agreement under the Transaction shall impair any such right, power, or remedy of such first Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

SECTION 9.9. GOVERNING LAW.

This Agreement and relation Transaction Documents shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.10. COUNTERPARTS; ELECTRONIC TRANSMISSION.

This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

SECTION 9.11. SEVERABILITY AND ENFORCEMENT.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party. The Parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies a Party may have at law or equity, the Parties shall be entitled to seek an injunction or injunctions to prevent such breach of this Agreement and to enforce specifically the terms hereof.

SECTION 9.12. CONSTRUCTION AND INTERPRETATION.

This Agreement is an expression of the mutual intent of the Parties hereto and, as such, shall be construed without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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SECTION 9.13. TIME OF THE ESSENCE.

Time is of the essence of each and every one of the provisions of this Agreement.

ARTICLE X

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” is defined in the Preamble.

“Agreement Date” is defined in the Preamble.

“Balance Sheet Date” is defined in Section 3.5(b).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

“Buyer” is defined in the Preamble.

“Buyer Closing Certificate” is defined in Section 5.1(f).

“Buyer Material Adverse Effect” is defined in Section 2.2.

“Charter Documents” means, with respect to any Entity at any time, in each case, as amended, modified and supplemented at that time, the articles, memorandum or certificate of formation, incorporation, organization or association (or the equivalent organizational documents) of that entity, (b) the bylaws, articles of association or limited liability company operating agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Equity Interests or of any rights in respect of that entity’s Equity Interests.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Material Adverse Effect” is defined in Section 3.2.

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“Competing Business” is defined in Section 8.1(a).

“Disclose” is defined in Section 6.3.

“Disclosure” is defined in Section 6.3.

“Disclosure Schedule” means any supplement to the representations and warranties or other provisions of this Agreement.

“Equity Interests” means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share of an equity ownership interest in that corporation; and (b) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

“Employee Pension Benefit Plan” is defined in Section 3.15.

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” is defined in Section 3.11.

“ERISA” is defined in Section 3.15.

“Excess Benefit Plan” is defined in Section 3.15.

“Excess Working Capital Amount” is defined in Section 1.4(b).

“Financial Statements” is defined in Section 3.5(b).

“Force Majeure Event” means an act or event that is beyond the reasonable control, and not the result of the fault or negligence, of the affected Party and such Party had been unable to overcome such act or event with the exercise of due diligence. Subject to the foregoing conditions, “Force Majeure Event” shall include, but shall not be limited to, the following acts or events: (i) natural phenomena , such as storms, hurricanes, floods, lightning and earthquakes; (ii) explosions or fires arising from lightning or other causes unrelated to the acts or omissions of the Party seeking to be excused from performance; (iii) acts of war or public disorders, civil disturbances, riots, insurrection, sabotage, epidemics, pandemics, terrorist acts, or rebellion; (iv) strikes or labor disputes; and (v) the impossibility for one of the Parties, despite reasonable efforts, to obtain any approval necessary to enable the affected Party to fulfill its obligations, provided that the impossibility is not attributable to the Party and that such Party has exercised reasonable efforts to obtain such approval.

“GAAP” means in accordance with U.S. generally accepted accounting principles.

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“Hazardous Materials” is defined in Section 3.11.

“Hazardous Substances” is defined in Section 3.11.

“Hazardous Waste” is defined in Section 3.11.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by the Buyer or any wholly-owned Buyer Subsidiary with respect to Indebtedness of the Buyer or any wholly-owned Buyer Subsidiary, or any guarantee by the Company or any wholly-owned Company Subsidiary with respect to Indebtedness of the Company or any wholly-owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Indemnified Person” is defined in Section 7.4(a).

“Indemnifying Person” is defined in Section 7.4(a).

“Independent Accountants” is defined in Section 1.4(b).

“Information” is defined in Section 6.3.

“Interim Financial Statements” is defined in Section 3.5(b).

“Knowledge of the Company” and terms of similar import mean, the actual knowledge of the Shareholder, after making reasonable inquiry and all facts of which such Persons in the reasonably prudent exercise of their duties should be aware.

“Lock-up/Leak-out Agreement” is defined in Section 1.3(a).

“Losses” is defined in Section 7.2.

“Material Adverse Effect” means any effect, change, development, fact, or condition (each, an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material and adverse effect on the business, operations, assets, properties, prospects, or results of operations of any Person or the ability of any Party to timely consummate the Transactions. Notwithstanding the foregoing, none of the following shall constitute a Material Adverse Effect: (i) any change in the general business and economic conditions or in the conditions of the industry in which Company operates, in each case, only to the extent that the impact on the Company is similar in nature and scope to the impact on industry or general economic conditions (as the case may be); and (ii) any change resulting from compliance by the Shareholders with the terms of this Agreement

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“Non-Compete Party” is defined in Section 8.1.

“Order” is any written declaration by an authorized governmental entity requiring specific actions on behalf of a person.

“Parties” is defined in the Preamble.

“Party” is defined in the Preamble.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity or other entity.

“Purchase Price” is defined in Section 1.3(a).

“Purchase Price Adjustment” is defined in Section 1.4(b).

“Qualified Plans” is defined in Section 3.15.

“Release” is defined in Section 3.11.

“Securities” is defined in Section 6.8.

“Securities Act” means the Securities Act of 1933, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

“Shareholder” is defined in the Preamble.

“Shareholders” is defined in the Preamble.

“Shareholders Closing Certificate” is defined in Section 5.3(h).

“Shares” is defined in the Recitals.

“Shortfall Working Capital Amount” is defined in Section 1.4(b).

“Straddle Period” is defined in Section 9.4.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Working Capital” is defined in Section 1.4(a).

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” is defined in Section 3.17.

“TLSS” is defined in the Preamble.

“TLSS Shares” is defined in Section 1.3(a)(i).

“Transaction” means the Purchase and Sale of the Shares and the related transactions contemplated by this Agreement.

“Transaction Documents” is defined in Section 2.2.

“Working Capital” is defined in Section 1.4(a).

“Year-end Financial Statements” is defined in Section 3.5.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

Freight Connections, Inc.

By:	/s/ Joseph Corbisiero
Name:	Joseph Corbisiero
Title:	President

SHAREHOLDER:

/s/ Joseph Corbisiero
Joseph Corbisiero

BUYER:

TLSS ACQUISITION, INC.

By:	/s/ Sebastian Giordano
Sebastian Giordano, CEO

TLSS:

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:	/s/ Sebastian Giordano
Sebastian Giordano, CEO

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SCHEDULES

SCHEDULES

Schedule 1.3(a)	EBITDA Calculation
Schedule 1.4(a)	Working Capital Methodologies
Schedule 2.2	Buyer’s Authorization
Schedule 2.5	Buyer’s Solvency
Schedule 3.1	Due Organization, Charter Documents and Company Agreement
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries
Schedule 3.5	Financial Statements
Schedule 3.6	Liabilities and Obligations
Schedule 3.7	Accounts and Notes Receivable
Schedule 3.8	Assets
Schedule 3.9	Material Customers and Contracts
Schedule 3.10	Permits
Schedule 3.11	Environmental and Safety Laws
Schedule 3.12	Labor and Employee Relations and Independent Contractors
Schedule 3.13	Insurance
Schedule 3.14	Compensation; Employment Agreements & Independent Contractor Agreements
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Litigation and Compliance with the Law
Schedule 3.17	Taxes
Schedule 3.18	Absence of Changes
Schedule 3.19	Accounts with Banks, Brokerages; Powers of Attorney
Schedule 3.21	Competing Lines of Business; Related-Party Transactions
Schedule 3.22	Intangible Property
Schedule 3.26	Brokers or Finders
Schedule 5.1(c)	Buyer Consents, Licenses and Approvals
Schedule 5.3(c)	Company Consents, Licenses and Approvals
Schedule 8.1	Excluded Parties from Non-Compete Provisions

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